Exhibit 10.7
FIRST AMENDMENT TO OPTION AGREEMENT
     THIS FIRST AMENDMENT TO OPTION AGREEMENT (the “Amendment”) is entered into this 7th day of March, 2007 (the “Effective Date”), by and between APOLLO GROUP, INC., an Arizona corporation (“Option Grantor”) and MACQUARIE RIVERPOINT AZ, LLC, a Delaware limited liability company (the “Option Holder”).
RECITALS:
     A. Option Grantor and Option Holder are parties to that certain Option Agreement dated June 20, 2006 (the “Agreement”), whereby Option Grantor agreed to grant to Option Holder an Option to acquire the Membership Interests in the Companies following completion of the Improvements in accordance with the terms and conditions set forth in the Agreement.
     B. In addition to the Improvements to be made to Lots 1, 2 and 3 as described in the Plans and Specifications under the Agreement (the “Original Improvements”), Riverpoint 1/3/5 intends to improve the real property known as Lot 5 of Riverpoint, according to the plat recorded in Book 566 of maps, page 04, records of Maricopa County, Arizona (“Lot 5”) with two six story Class A office buildings and a multi-level parking structure (collectively, the “Lot 5 Improvements”) in accordance with and as more particularly described in the plans and specifications listed on Exhibit “B” attached hereto (as modified by any Change Orders permitted under the Agreement, the “Lot 5 Plans and Specifications”) which are hereby agreed to be in addition to and not in substitution for the Plans and Specifications attached as Exhibit B to the Agreement.
     C. Riverpoint 1/3/5 is the owner of Lot 5 and the Lot 5 Improvements currently under construction on Lot 5.
     D. Section 11 of the Agreement provides that prior to the Closing, Riverpoint 1/3/5 will convey the Lot 5 Property to the Option Grantor or another entity designated by the Option Grantor.
     E. Option Grantor and Option Holder now desire to amend the Agreement to set forth the terms on which the Lot 5 Property would remain in Riverpoint 1/3/5 and would be included in the sale to Option Holder.
AGREEMENT:
     NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Rectials. Each of the recitals set forth above are incorporated herein as covenants and agreements of the parties hereto.
     2. Definitions. All initial capitalized terms used herein shall have the meanings ascribed thereto in the Agreement, unless otherwise specifically defined herein. Unless the

Option Holder terminates this Amendment in accordance with Paragraph 4 below, the following defined terms in the Agreement shall be amended as follows:
          (a) “Assets” is hereby amended to include the Real Property and the Improvements, as such terms are amended below, together with the following:
               (i) Tracts A through L, Riverpoint, according to Book 566 of Maps, page 04, records of Maricopa County, Arizona (the “Median Tracts”);
               (ii) all of Riverpoint 1/3/5’s right, title and interest in any apparatus, equipment or appliances which are a part of the improvements on the Median Tracts;
               (iii) the Riverpoint 1/3/5’s interest in any contracts or agreements, utility contracts or other rights relating to the ownership of the Median Tracts, the improvements on the Median Tracts;
               (iv) the rights and obligations as “Declarant” under the Declaration of Covenants, Conditions, Easements and Restrictions for Riverpoint Business Park (the “CC&Rs”), including, but not limited to, the rights and obligations held by Declarant as the Approving Agent and as the Operator, as such terms are defined therein;
               (v) the rights and obligations of Riverpoint 1/3/5 under that certain Lease (No. 84051-001) dated January 1, 2004, by and between Riverpoint 1/3/5, as landlord, and the City of Phoenix, as tenant (the “Lift Station Lease”); and
               (vi) the rights and obligations of Riverpoint 1/3/5 under that certain City of Phoenix, Arizona Revocable Permit No. RP-04002-05-I, issued by the City of Phoenix Street Transportation Department to Riverpoint 1/3/5, as permittee, recorded on March 12, 2004 as Document No. 2004-0255408 in the Official Records of Maricopa County Recorder and that certain City of Phoenix Street Improvements Maintenance Agreement MH-04002, by and between the City of Phoenix, an Arizona municipal corporation, and Riverpoint Lots 1/3/5, LLC, an Arizona limited liability company, dated March 5, 2004, and recorded on March 12, 2004 as Document No. 2004-0255409 in the Official Records of Maricopa County Recorder (collectively the “City Permits”), to the extent assignable.
          (b) “Improvements” is hereby amended to add the Lot 5 Improvements to the Improvements originally described in the Agreement. For purposes of this Amendment, the “Improvements” (as that term was originally defined in the Agreement without regard to this Amendment) are be referred to in this Amendment as the “Original Improvements”.
          (c) “Option Payment” is hereby amended to add the Lot 5 Option Payment, as such term is defined in Paragraph 5 below, to the Option Payment originally specified in the Agreement.
          (d) “Plans and Specifications” is hereby amended to add the Lot 5 Plans and Specifications to the Plans and Specifications originally described in the Agreement. For purposes of this Amendment, the Plans and Specifications for the Original Improvements may sometimes be referred to in this Amendment as the “Original Plans and Specifications”.

          (e) “Real Property” is hereby amended to add Lot 5 to the Real Property originally described in the Agreement.
          (f) “UOP Lease” is hereby amended to mean all of the three (3) following leases collectively: (i) the lease for the Original Improvements attached to the Agreement as Exhibit C (the “Lot 1/2/3 Lease”), (ii) the lease for East six-story office building at 4035 S, Riverpoint Parkway attached hereto as Exhibit “C-2” (the “Lot 5 Building 1 Lease”), and (iii) the lease for the West six-story office building at 4045 S. Riverpoint Parkway attached hereto as Exhibit “C-3” (the “Lot 5 Building 2 Lease”).
     3. Site Plan. Unless the Option Holder terminates this Amendment in accordance with Paragraph 4 below, Exhibit A attached to the Agreement (site plan of the Real Property) is hereby deleted and replaced with Exhibit “A” attached to this Amendment.
     4. Due Diligence. Option Grantor has provided to Option Holder the due diligence Materials listed on Exhibit “I” attached hereto (collectively, the “Lot 5 Due Diligence Items”). On or before 5:00 p.m. (Central Time) on the date that is the thirtieth (30th) day following the Effective Date (the “Lot 5 Approval Date”), if Option Holder disapproves of any of the Lot 5 Due Diligence Items in accordance with the terms of this Paragraph 4, for any reason or for no reason, this Amendment shall terminate and be of no further force or effect without any liability on the part of either party with respect to this Amendment, the Lot 5 Option Payment (as such term is defined in Paragraph 5 below) shall be immediately returned to Option Holder, and the terms and conditions of the Agreement shall remain in full force and effect, unmodified and unchanged in any way by this Amendment. If by 5:00 p.m. (Central Time) on the Lot 5 Approval Date Option Holder does not deliver an approval notice to Option Grantor (the “Lot 5 Approval Notice”), there shall be a conclusive presumption that Option Holder has disapproved the Lot 5 Due Diligence Items, this Amendment shall terminate and be of no further force or effect without any liability on the part of either party with respect to this Amendment, the Lot 5 Option Payment shall be immediately returned to Option Holder, and the terms and conditions of the Agreement shall remain and continue in full force and effect, unmodified and unchanged in any way by this Amendment. In the event of such termination, Option Holder shall promptly return to Option Grantor all Lot 5 Due Diligence Items and any copies of same. If by 5:00 p.m. (Central Time) on the Lot 5 Approval Date, Option Holder delivers a Lot 5 Approval Notice, then Option Holder will be deemed to have approved the Lot 5 Due Diligence Items, Option Holder shall have no further right to terminate this Amendment pursuant to this Paragraph 4, this Amendment shall remain in full force and effect, and the Option Payment (as such defined term is amended by this Amendment) shall be non-refundable except as otherwise expressly provided in this Amendment or the Agreement.
     5. Option Payment. Within five (5) business days of the Effective Date, Option Holder shall deposit with the Title Company the additional sum of Five Million and No/100 Dollars ($5,000,000.00) (the “Lot 5 Option Payment”). If Option Holder fails to timely deliver the Lot 5 Approval Notice in accordance with Paragraph 4 above, the Lot 5 Option Payment shall be immediately returned to Option Holder, and the Option Holder shall promptly return to Option Grantor all Lot 5 Due Diligence Items. Unless the Option Holder terminates this Amendment in accordance with Paragraph 4 above, the Lot 5 Option Payment shall be added to, and treated in the same manner as, the original Option Payment deposited pursuant to the Agreement.
     6. Construction of Improvements. Unless the Option Holder terminates this Amendment in accordance with Paragraph 4 above, all of the terms and conditions of Section 2 of the Agreement shall apply mutatis mutandis to Option Grantor’s obligation to construct the Lot 5 Improvements; provided, however, that:
          (a) Section 2(a)(iv) shall be amended to delete the phrase “10 floors” at the end of such provision and shall be replaced with the phrase “the Improvement’s floors”;
          (b) Section 2(a)(ix) shall be deleted in its entirety and replaced with the following:
Modify the site plan or floor plan for the office tower under construction on Lot 3 in such a manner to decrease the rentable area below 265,000 rentable square feet or increase the rentable area above 290,000 square feet (as measured in accordance with the BOMA Standard defined below); or modify the site plan or floor plan for the office buildings under construction on Lot 5 in such a manner to decrease the total rentable area for either building below 325,000 rentable square feet or increase the total rentable area for either buildings above 338,000 square feet; or modify the number of surface and structured parking spaces so that the parking ratio is less than 7.5 per 1,000 square feet of rentable area of the original office tower portion of the Original Improvements; or modify the number of structured parking spaces so that the parking ratio is less than 6.50 per 1,000 square feet of rentable area of the two six story office building portion of the Lot 5 Improvements;
          (c) Clause (z) of the last paragraph of Section 2(a) of the Agreement shall be deleted in its entirety and replaced with the following:
(z) make any change reflected in a Material Change Order that is disapproved pursuant to this Section, in which event:
     (1) if the change reflected in a Material Change Order that is disapproved pursuant to this Section involves the Original Improvements, Option Holder’s sole remedy shall be to terminate this Agreement with respect to both the Original Improvements and the Lot 5 Improvements, and receive an immediate full refund of the Option Payment less $125,000, which shall be paid to Option Grantor as consideration for taking the Membership Interests off the market; or
     (2) if the change reflected in a Material Change Order that is disapproved pursuant to this Section involves the Lot 5 Improvements, Option Holder’s sole remedy shall be to either terminate this Agreement (A) only with respect to the Lot 5 Improvements and receive an immediate full refund of the Option Payment less $75,000 or (B) with respect to both the Original Improvements and the Lot 5 Improvements and receive an immediate full refund of the Option Payment less $125,000, and the $75,000 or $125,000, as applicable, shall be paid to Option Grantor as consideration for taking the Membership Interests off the market.
     7. Option to Purchase.
          (a) Unless the Option Holder terminates this Amendment in accordance with Paragraph 4 above, Section 3(b) of the Agreement is deleted in its entirety and replaced with the following subsections 3(b)(i), 3(b)(ii) and 3(b)(iii):
     (i) Option Grantor shall notify Option Holder the date that it anticipates that Completion of the Original Improvements (as defined in the following sentence) will occur (the “Estimated Original Completion Notice”). Option Grantor shall provide written notice to Option Holder (and evidence of the completion of each thereof) (the “Original Completion Notice”), within five (5) business days after the last to occur of (i) final completion of the Original Improvements substantially in accordance with the Original Plans and Specifications; (ii) receipt of a notice of substantial completion from Option Grantor’s architect for the Original Improvements; and (iii) issuance of an unconditional final certificate of occupancy from the City of Phoenix for the Original Improvements (“Completion of the Original Improvements”).
     (ii) Option Grantor shall notify Option Holder the date that it anticipates that Completion of the Lot 5 Improvements (as defined in the following sentence) will occur (the “Estimated Lot 5 Completion Notice”). Option Grantor shall provide written notice to Option Holder (and evidence of the completion of each thereof) (the “Lot 5 Completion Notice”), within five (5) business days after the last to occur of (i) final completion of the Lot 5 Improvements substantially in accordance with the Lot 5 Plans and Specifications; (ii) receipt of a notice of substantial completion from Option Grantor’s architect for the Lot 5 Improvements; and (iii) issuance of an unconditional final certificate of occupancy from the City of Phoenix for the Lot 5 Improvements (“Completion of the Lot 5 Improvements”).
     (iii) Option Holder may exercise the Option by giving written notice (the “Option Exercise Notice”) of the exercise thereof to Option Grantor on or before the later of (i) five (5) business days following delivery by Option Grantor to Option Holder of the later of the Original Completion Notice or the Lot 5 Completion Notice or (ii) sixty (60) days after the delivery by Option Grantor to Option Holder of the later of the Estimated Original Completion Notice or the Estimated Lot 5 Completion Notice (the “Option Exercise Date”).

          (b) Unless the Option Holder terminates this Amendment in accordance with Paragraph 4 above, Section 3(c) of the Agreement is hereby amended by deleting the reference in the first sentence to “September 30, 2007” and replacing it with “March 31, 2008”, and by extending the Outside Expiration Date to August 31, 2008, and by adding the following to the end of Section 3(c):
Notwithstanding anything contained herein to the contrary, if all of the Improvements other than the Lot 5 Improvements are complete by the Outside Expiration Date, Option Holder may elect, by written notice to Option Grantor on or before the Outside Expiration Date to proceed with the transaction and purchase the Original Improvements on the terms and conditions set forth in the Agreement unmodified and unchanged in any way by this Amendment except with respect to the Outside Expiration Date as modified herein and Option Holder shall receive an immediate full refund of the Lot 5 Option Payment. However, if Completion of the Lot 5 Improvements has not occurred by the Option Exercise Date due to a Force Majeure Delay, Option Grantor will have the right to extend the Option Exercise Date until Completion of the Lot 5 Improvements, but in no event later than the Outside Expiration Date.
     8. Purchase and Sale Agreement. Unless the Option Holder terminates this Amendment in accordance with Paragraph 4 above, Exhibit “D” of the Agreement is hereby replaced with Exhibit “D” attached to this Amendment.
     9. Purchase Price. Unless the Option Holder terminates this Amendment in accordance with Paragraph 4 above, Section 5 of the Agreement shall be deleted in its entirety and replaced with the following:
5. Purchase Price. Subject to the adjustment below, the purchase price at which Option Grantor, as seller, shall sell and the Option Holder, as purchaser, shall purchase the Membership Interests, pursuant to the contract created by the exercise of the Option (the “Purchase Price”) shall be One Hundred Sixty Million Fifty Thousand and No/100 Dollars ($160,050,000.00). The Option Payment also shall be paid to Option Grantor at Closing (in addition to the Purchase Price), and the Option Holder shall receive a credit against the Purchase Price in an amount equal to the interest earned on the Option Payment from the date of deposit with the Title Company through the date of the Closing. The Purchase Price was determined based on the following: (a) the lease revenue to be derived for the Original Improvements assuming the office building constructed as part of the Improvements to Lot 3 will contain a net rentable area of 267,949 square feet, and (b) the office buildings constructed as part of the Improvements to Lot 5 will contain a total net rentable area of 331,702 square feet. Within thirty (30) days following the later of the Estimated Original Completion Notice or the Estimated Lot 5 Completion Notice, Option Grantor shall provide Option Holder with a certification of the rentable area of each of the Lot 3 office tower and a certification of the rentable area of the Lot 5 office buildings measured by Carpenter Sellers Associates in accordance with “American National Standard ASNI/BOMA Z65.1-1996: Standard Method for Measuring Floor Area in Office Buildings” issued by the Building Owners and Managers Association International (the “BOMA Standard”). The rent under the UOP Lease shall be determined based on the net rentable area of the Lot 3 office tower and the Lot 5 office buildings calculated in accordance with the BOMA Standard, and therefore, the Purchase Price shall be adjusted at closing to equal (i) the rentable area of the Lot 3 office tower as set forth in such certification multiplied by $264.23 US dollars plus (ii) the rentable area of the Lot 5 office buildings as set forth in such certification multiplied by $269.07 US dollars.
     10. Representations and Warranties. Unless the Option Holder terminates this Amendment in accordance with Paragraph 4 above, Section 8(a)(xix) of the Agreement shall be amended by deleting the phrase “Other than Lot 5 (defined in Section 11 below),” in the first sentence of such provision.
     11. Memorandum of Option. Concurrently with the execution of this Amendment, Option Grantor, Option Holder and the Companies shall execute a recordable First Amendment to Memorandum of Option in the form attached hereto as Exhibit “H” (the “Memorandum Amendment”). Option Holder is hereby authorized to record such Memorandum Amendment in the public records of the County and State where the Assets are located. At the time of any bona fide termination of Option Holder’s rights under this Agreement as to the Original Improvements or the Lot 5 Improvements or both, Option Holder shall execute and record a document evidencing such termination. Contemporaneously with the execution of this Agreement, Option Holder shall execute and deliver to Title Company, a Notice of Termination of Option and Quit-Claim Deed in the forms attached hereto as Exhibit “J-1” and “J-2” (each a “Termination”) which Exhibit “J-1” and “J-2” hereby replace in its entirety Exhibit G of the Agreement, releasing any and all interests of Option Holder with respect to the Original Improvements (Exhibit “J-1”) or both the Original Improvements and the Lot 5 Improvements (Exhibit “J-2”) under the Memorandum, as amended. If the Option expires or lapses or is terminated as to either the Original Improvements, the Lot 5 Improvements or both, Option Grantor may instruct Title Company in writing (with a copy to Option Holder) that the applicable Termination is to be recorded and unless Option Holder notifies Title Company within ten (10) days following receipt of such instruction that it disputes that the Option has expired, lapsed or terminated, then Title Company shall (a) insert the recording information for the Memorandum, as amended, in the applicable Termination, and then (b) record the applicable Termination in the official records of Maricopa County, Arizona, and Option Holder expressly and irrevocably releases Title Company from liability for doing so to the extent done in good faith. In addition, at the time of the termination of any or all of Option Holder’s rights under this Agreement, at Option Grantor’s reasonable request, Option Holder shall also execute and record any other documents evidencing such termination.
     12. Lot 5. Unless the Option Holder terminates this Amendment in accordance with Paragraph 4 above, Section 11 of the Agreement shall be deleted in its entirety.

     13. Miscellaneous. The parties hereto acknowledge that except as expressly modified hereby, the Agreement remains unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms of this Amendment and the Agreement, the terms of this Amendment shall control. This Amendment may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
     14. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy to the other party shall be effective as delivery of a manually executed counterpart of this Amendment.
[Remainder of page intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

OPTION GRANTOR: APOLLO GROUP, INC., an Arizona corporation
By:	/s/ William J. Swirtz
Its: Authorized Officer

OPTION HOLDER: MACQUARIE RIVERPOINT AZ, L.L.C., a Delaware limited liability company
By: Macquarie Office (US) No. 2 Corporation, a Minnesota corporation, its sole member and manager

By:	/s/ Simon Jones
Its: Chief Executive Officer

ACCEPTED AND APPROVED:

Riverpoint 1/3/5 and Riverpoint 2, as
signatories to the Agreement, hereby accept
and approve this Amendment

RIVERPOINT LOTS 1/3/5, LLC, an
Arizona limited liability company

By: Apollo Group, Inc., its sole member and manager

By:	/s/ William J. Swirtz
Its: Authorized Officer

By:	/s/ Brian Mueller
Its: President

RIVERPOINT LOT 2, LLC, an Arizona limited liability company By: Apollo Group, Inc., its sole member and manager

By:	/s/ William J. Swirtz
Its: Authorized Officer

By:	/s/ Brian Mueller
Its: President

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